FORM OF

FIFTH AMENDMENT TO

SUB-SUBADVISORY AGREEMENT

This Fifth Amendment to the Sub-SubAdvisory Agreement by and between Schroder Investment Management North America Inc. (“SIMNA”) and Schroder Investment Management North America Limited (“SIMNA Limited”) is effective as of March 1, 2021.

WHEREAS, SIMNA and SIMNA Limited entered into a Sub-SubAdvisory Agreement dated as of October 19, 2016, as amended (the “Agreement”), with respect to the Hartford Schroders mutual funds (the “Mutual Funds”); and

WHEREAS, SIMNA and SIMNA Limited desire to amend the agreement to (i) clarify that SIMNA Limited may provide services on an intermittent basis with respect to one or more Mutual Funds and (ii) revise the list of Mutual Funds to include the Hartford Schroders Emerging Markets Multi-Sector Bond Fund;

NOW, THEREFORE, in consideration of the mutual agreements contained herein (the receipt and adequacy of which are hereby acknowledged), the parties hereto agree as follows:

1.	The first sentence of Section 2 of the Agreement is hereby revised to read as follows, with additions marked with underlining and removals marked with strike through:

SIMNA employs SIMNA Limited to act as its sub-advisor in managing the investment and reinvestment of all or a portion (which at times, may be none) of the assets of each Fund in accordance with the Hartford Advisory Agreement and with respect to such allocation: ~~;~~ to continuously review, supervise, and administer an investment program for each Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide each Fund (either directly or through SIMNA) with all records concerning the activities of SIMNA Limited that the Fund is required to maintain; and to render or assist SIMNA in rendering regular reports to the Funds’ officers and the Board of Directors concerning the discharge of SIMNA Limited’s responsibilities hereunder.

2.	Exhibit A to the Agreement is hereby deleted in its entitely and replaced with Exhibit A attached hereto.

3.	All other provisions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

Schroder Investment Management North America Inc.	Schroder Investment Management North America Limited

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Compensation of SIMNA Limited

and

List of Funds

[REDACTED]

Fund	Registrant
Hartford Schroders Emerging Markets Equity Fund	The Hartford Mutual Funds II, Inc.
Hartford Schroders International Stock Fund	The Hartford Mutual Funds II, Inc.
Hartford Schroders International Multi-Cap Value Fund	The Hartford Mutual Funds II, Inc.
Hartford Schroders Tax-Aware Bond Fund	The Hartford Mutual Funds II, Inc.
Hartford Scroders Tax-Aware Bond ETF	Hartford Funds Exchange-Traded Trust
Hartford Climate Opportunities Fund	The Hartford Mutual Funds, Inc.
Hartford Schroders China A Fund	The Hartford Mutual Funds II, Inc.
Hartford Schroders Emerging Markets Multi-Sector Bond Fund	The Hartford Mutual Funds II, Inc.